Exhibit 99.1

       World Acceptance Corporation Reports Record Second Quarter Income

    GREENVILLE, S.C.--(BUSINESS WIRE)--Oct. 18, 2004--World Acceptance Corporation (NASDAQ/NM:WRLD) today reported higher revenue, net income and loans for its second fiscal quarter ended September 30, 2004.
    Net income for the second quarter rose 13.2% to $6.9 million, or $0.36 per diluted share, compared with $6.1 million, or $0.32 per diluted share, for the same quarter of the prior year. Total revenues for the quarter increased 19.4% to $49.8 million from $41.7 million for the prior year quarter.
    "World Acceptance's record results for the second quarter were due to increased loan demand, improved operating leverage and the contribution of offices acquired since last year," stated Douglas R. Jones, President and CEO of World Acceptance Corporation. "At the end of the quarter, we acquired 17 offices with loan portfolios totaling $9.7 million. These offices will increase our market presence in Texas and Kentucky and we believe that these investments in the first half of the fiscal year should pay benefits in the upcoming growth season quarter and on into the future."
    Gross loans outstanding increased to $349.4 million at September 30, 2004, a 23.3% increase over the $283.5 million in balances outstanding at September 30, 2003, and a 12.7% increase since the beginning of the fiscal year. Two acquisitions were completed effective September 30, 2004, including 10 offices and $2.9 million in gross loans receivable in Texas and seven offices and $6.8 million in gross loans in Kentucky. The acquisitions had no effect on operating results for the quarter.
    Net charge-offs as a percentage of average loans outstanding declined to 15.4% during the most recent quarter compared with 16.0% during the three month period ending September 30, 2003. "We continue to make progress in reducing charge-offs," stated Mr. Jones. "We normally experience a seasonal increase in our charge-offs in the second quarter compared to our first quarter due to vacations by both our employees and our customers and this year followed a similar pattern. For the first six months of this fiscal year, our charge-off rate declined to 14.0% from 14.7% in the same period of last year."
    Operating income (revenues less the provision for loan losses and general and administrative expenses) increased to $11.9 million and 24.0% of revenues during the most recent quarter compared to $10.4 million and 24.9% of revenues during the corresponding quarter of the prior year.
    Several key return ratios remained very high during the quarter, as the return on average assets (annualized) amounted to 9.7% and the annualized return on average equity was 17.0%. This compares with a 10.4% return on assets and a 19.0% return on equity for the quarter ended September 30, 2003.

    Six-Month Results

    For the first six months of the fiscal year, net income was $14.2 million, or $0.73 per diluted share, representing a 21.0% increase over the $11.7 million, or $0.62 per diluted share, for the prior year six-month period. Total revenues for the first six months of fiscal 2005 were $97.2 million, an 18.7% increase over the $81.9 million during the corresponding period of the previous year.
    During the first six months of the fiscal year, the Company opened or acquired 50 offices and closed one non-performing office, leaving a total of 575 offices at September 30, 2004.

    About World Acceptance

    World Acceptance Corporation is one of the largest small-loan consumer finance companies, operating 575 offices in 12 states. It is also the parent company of ParaData Financial Systems, a provider of computer software solutions for the consumer finance industry.

    Second Quarter Conference Call

    The senior management of World Acceptance Corporation will review the Company's second quarter results in its quarterly conference call to be held at 2:00 P.M. Eastern time today. Interested parties may participate in this call by dialing 1-888-694-4769. A simulcast of the conference call is also available on the Internet at: http://phx.corporate-ir.net/playerlink.zhtml?c=103383&s=wm&e=953600.
    The call will be available for replay on the Internet for approximately 30 days.
    This press release may contain various "forward-looking statements" within the meaning of Section 27A of the Securities Exchange Act of 1934, as amended, that represent the Company's expectations or beliefs concerning future events. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties. Factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include changes in the timing and amount of revenues that may be recognized by the Company, changes in current revenue and expense trends (including trends affecting charge-offs), changes in the Company's markets and changes in the economy (particular in the markets served by the Company). Such factors are discussed in greater detail in the Company's filings with the Securities and Exchange Commission. World Acceptance Corporation is not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet services.



                     World Acceptance Corporation
                Consolidated Statements of Operations
----------------------------------------------------------------------
        (unaudited and in thousands, except per share amounts)


                               Three Months Ended   Six Months Ended
                                  September 30,       September 30,
                               ------------------- -------------------
                                 2004      2003      2004      2003
                               --------- --------- --------- ---------

Interest & fees               $  43,478    36,549    84,079    70,954
Insurance & other                 6,276     5,127    13,153    10,985
                               --------- --------- --------- ---------
 Total revenues                  49,754    41,676    97,232    81,939
Expenses:
 Provision for loan losses       11,282     9,328    19,909    17,257
 General and administrative
  expenses
  Personnel                      17,478    14,511    35,184    29,860
  Occupancy & equipment           3,112     2,443     6,027     4,745
  Data processing                   399       446       867       922
  Advertising                     1,370     1,171     2,950     2,454
  Intangible amortization           633       566     1,265     1,122
  Other                           3,539     2,824     6,658     5,500
                               --------- --------- --------- ---------
                                 26,531    21,961    52,951    44,603
 Interest expense                 1,067       928     2,056     1,919
                               --------- --------- --------- ---------
  Total expenses                 38,880    32,217    74,916    63,779
                               --------- --------- --------- ---------
Income before taxes              10,874     9,459    22,316    18,160
Income taxes                      3,968     3,358     8,145     6,447
                               --------- --------- --------- ---------
Net income                    $   6,906     6,101    14,171    11,713
                               ========= ========= ========= =========
Diluted earnings per share    $    0.36      0.32      0.73      0.62
                               ========= ========= ========= =========
Diluted weighted average shares
 outstanding                     19,429    19,163    19,459    18,962
                               ========= ========= ========= =========



                     Consolidated Balance Sheets
----------------------------------------------------------------------
                     (unaudited and in thousands)

                             September 30,   March 31,   September 30,
                                2004           2004          2003
                            -------------- ------------- -------------
ASSETS
Cash                        $       5,318         4,314         3,133
Gross loans receivable            349,402       310,131       283,485
 Less: Unearned interest
  & fees                          (84,136)      (73,603)      (69,228)
 Allowance for loan losses        (20,421)      (17,261)      (17,053)
                            -------------- ------------- -------------
  Loans receivable, net           244,845       219,267       197,204
Property and equipment, net         9,634         9,274         8,238
Intangible assets                  17,484        15,514        14,304
Other assets                       14,785        13,600        12,576
                            -------------- ------------- -------------
                            $     292,066       261,969       235,455
                            ============== ============= =============

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
 Notes payable                    110,300        95,032        97,432
 Accounts payable and
  accrued expenses                 14,673        10,357         5,148
                            -------------- ------------- -------------
  Total liabilities               124,973       105,389       102,580
Shareholders' equity              167,093       156,580       132,875
                            -------------- ------------- -------------
                            $     292,066       261,969       235,455
                            ============== ============= =============


                   Selected Consolidated Statistics
----------------------------------------------------------------------
                        (dollars in thousands)

                               Three Months Ended   Six Months Ended
                                  September 30,       September 30,
                               ------------------- -------------------
                                 2004      2003      2004      2003
                               --------- --------- --------- ---------
Expenses as a percent of total
 revenues:
 Provision for loan losses         22.7%     22.4%     20.5%     21.1%
 General and administrative
  expenses                         53.3%     52.7%     54.5%     54.4%
 Interest expense                   2.1%      2.2%      2.1%      2.3%

Average gross loans receivable $340,829  $282,578  $331,614  $276,957

Average loans receivable       $258,705  $213,684  $252,119  $209,822

Loan volume                    $251,030  $209,008  $502,272  $417,751

Net charge-offs as percent of
 average loans                     15.4%     16.0%     14.0%     14.7%

Return on average assets            9.7%     10.4%     10.2%     10.1%

Return on average equity           17.0%     19.0%     17.7%     18.9%

Offices opened (closed) during
 the period, net                     31        13        49        16

Offices open at end of period       575       486       575       486


    CONTACT: World Acceptance Corporation, Greenville
             Sandy McLean, 864-298-9800